To: China Minsheng Banking Corp., Ltd., Hong Kong Branch

GENERAL AGREEMENT BY CUSTOMER(S)

THIS IS AN IMPORTANT DOCUMENT.   SIGN ONLY IF YOU INTEND TO BE BOUND BY IT.

The following terms and conditions are agreed between each party signing this Agreement as customer (each a “Customer” and “Customers” means any two or more of them) and China Minsheng Banking Corp., Ltd., Hong Kong Branch (the “Bank” which includes all the branches and offices of China Minsheng Banking Corp., Ltd., wherever situated, its successor and assigns), on the date specified in Schedule 2 to this Agreement.

The definitions which shall apply to this Agreement are given in Clause 31.

1.	REPAYMENT ON DEMAND AND CANCELLATION

1.1	(a)	The Bank shall have the overriding right at any time and at its sole discretion, to demand immediate repayment of all the outstanding indebtedness, liabilities and/or obligations (including interest and default interest) due, owing or incurred by the Customer (whether as principal or surety, alone or jointly with any other person, actual or contingent) to the Bank or in respect of all credit and other facilities, and

(b)	upon such demand being made, all credit and other facilities and accommodation granted to the Customer by the Bank shall be automatically terminated or cancelled.

1.2	The Customer shall, immediately upon request by the Bank, execute and deliver to the Bank promissory note(s) payable on demand for the total amount owing and/or payable to the Bank by the Customer.

2.	PAYMENT

2.1	All payments by the Customer to the Bank shall be paid in immediately available funds free and clear of any withholdings or deductions for or on account of any present or future taxes, duties or other similar charges.

2.2	Unless otherwise agreed by the Bank in writing, all payments by the Customer shall be made in the currency (or currencies) in which the relevant amount owed is denominated.

2.3	All monies received by the Bank from the Customer may be applied by the Bank to such account or liability of the Customer as the Bank may from time to time in its absolute discretion conclusively determine.

3.	SECURITY

3.1	The Bank holds all assets of the Customer (including those assets held to the Bank’s order or for account of the Customer (whether for safe custody, collection, security or for any specific purpose or generally)) as continuing security for the payment and discharge of all the Customer’s obligations to the Bank.

3.2	The Bank may (at any time, without prior notice to the Customer or any other person and in such manner as the Bank thinks fit) sell, dispose of or otherwise deal with any of the assets of the Customer, the subject of the Security Interests created by this Agreement.

3.3	The Bank may apply the net proceeds of any sale, disposition or dealing pursuant to Clause 3.2 in or towards discharge of the Customer’s obligations to the Bank.

3.4	The Customer shall maintain insurance cover against losses or damages with financially sound and reputable insurers acceptable to the Bank with respect to the assets of the Customer the subject of the Security Interests created by this Agreement.

3.5	The Customer shall, immediately upon request by the Bank:

(a)	execute and deliver to the Bank one or more security documents in form and substance satisfactory to the Bank over such of the Customer’s assets as the Bank specifies in any such request;

(b)	register or procure the registration of the Security Interest created under this Agreement with the appropriate authority(ies); and

(c)	provide such further security in such form as may be required by the Bank and in amounts and/or values sufficient in the opinion of the Bank to secure any of the Customer’s obligations to the Bank.

3.6	The Bank may at any time and from time to time conduct a valuation or assessment of the assets referred to in Clause 3.1 and the cost of such valuation or assessment shall be for the account of the Customer.

3.7	If at any time the Bank is of the opinion that the value of the assets referred to in Clause 3.1 has fallen below the security margins stipulated by the Bank, or in the absence of such stipulation, below the value at the time the credit and other facilities were granted, the Bank shall be entitled:-

(a)	to require the Customer to reduce its liabilities to the Bank by such extent and in such manner as the Bank may determine;

(b)	to withhold further disbursement under the credit and other facilities;

(c)	to cancel or reduce the credit and other facilities;

(d)	to require the Customer to furnish to the Bank additional assets or other securities as shall be satisfactory to the Bank; and/or

(e)	to realize and set off the assets of the Customer covered by the security documents against the Customer’s liabilities to the Bank.

4.	INTEREST AND COMMISSION

4.1	The Customer shall pay commission, interest, fees and charges at such rates as may from time to time be agreed between the Bank and the Customer or, in the absence of an express agreement, as the Bank may specify in writing.

4.2	The Bank may charge interest on any sum(s) outstanding, owing and/or payable by the Customer from time to time. In the absence of express agreement, such interest shall accrue from day to day and shall be calculated on the basis of actual number of days elapsed and a 365 day year or such other period as may be appropriate or customary having regard to the currency (or currencies) in which the relevant facility (or facilities) are made available, and be due and payable at such times and shall be compounded in such manner as the Bank may determine in its absolute discretion from time to time. The Bank reserves the right to change the basis of calculation of interest at any time in accordance with market practice.

4.3	The Bank may charge default interest (both before and after judgment and at such rate or rates as the Bank may reasonably determine) on any moneys not paid by the Customer when due. The obligation of the Customer to pay default interest on overdue amounts shall continue until all sums owing and/or payable by the Customer to the Bank have been irrevocably paid in full. Such default interest shall be due and payable to the bank on demand.

5.	DRAWING

If the Bank permits the Customer to draw against funds to be collected or transferred from any account(s), the Customer shall on demand reimburse the Bank in full the amount so drawn if the Bank does not receive the funds in fall at the time when the Bank ought to have received the same or if, after the Bank has accepted the transfer, the Bank is prevented from collecting or freely dealing with the funds in accordance with usual banking practice.

6.	CHEQUE DISCOUNTING

6.1	If the Bank agrees to enter into discounting arrangements with the Customer or into any arrangements involving the purchase by the Bank of bills of exchange and/or other negotiable instruments, the Customer agrees to guarantee the full payment together with interest calculated at the agreed rate at maturity of all cheques or other negotiable instruments discounted or purchased by the Bank under such arrangements.

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6.2	The Customer shall, immediately upon request by the Bank, enter into or procure the entering into of such further guarantee(s) and/or indemnity(ies) in connection with the arrangement referred to in Clause 6.1 above.

6.3	The Customer waives the requirement for the Bank to give notice of dishonour and/or to note and protest any dishonoured cheques or negotiable instruments to which the Customer is a party and of which the Bank is holder.

7.	REPRESENTATIONS

The Customer represents to the Bank that:

(a)	(if the Customer is a company) it is duly incorporated or established and validly existing under the laws of its place of incorporation or establishment and has power to execute, deliver and perform all its obligations under this Agreement and any transaction or agreement to be entered into with the Bank pursuant hereto and has full power, authority and legal right to own its property and assets and to carry on its business as is now being conducted;

(b)	(if the Customer is a company) save for the registration of the security documents with the Companies Registry in Hong Kong, it is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence in Hong Kong that any facility letter or security documents or any other instrument be notarised, filed, recorded, registered or enrolled in any court or other authority in Hong Kong or that any stamp registration or similar tax or charge be paid in Hong Kong on or in relation to any facility letter and this Agreement and the Relevant Documents are in proper form for its enforcement in the courts of Hong Kong,

(c)	(if the Customer is a company) the Customer has complied with all taxation laws in all material respects in all jurisdictions in which it is subject to taxation and has paid all taxes due and payable by it, no material claims are being asserted against the Customer with respect to taxes;

(d)	(if the Customer is a company) the Customer is generally subject to civil and commercial law and to legal proceedings and neither the Customer nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process;

(e)	(if the Customer is a company) the Customer has not taken any corporate action, and no other step has been taken or legal proceedings have been commenced or threatened against it, for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, trustee or similar officer of it or all or any of its assets or revenues;

(f)	(if the Customer is a company) every consent, authorization, licence or approval required for the time being by the Customer in connection with the conduct of its business and the ownership, use, exploitation or occupation of its property and assets has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed on any of the same which can reasonably be expected to have a material adverse effect on the ability of the Customer to perform its obligations under any of the security documents and, to the knowledge of the Customer, no circumstances have arisen whereby any remedial action is likely to be required to be taken by the Customer pursuant to any law or regulation applicable to the business, property or assets of the Customer;

(g)	all necessary action has been, or will be, taken by it to authorize the execution, delivery and performance of this Agreement and the Relevant Documents and this Agreement and the Relevant Documents constitute or will constitute valid and legally binding obligations of the Customer enforceable in accordance with its terms;

(h)	the execution, delivery and performance of this Agreement and the Relevant Documents by the Customer will not: (i) contravene any existing law, regulation or authorisation to which it is subject, (ii) result in any breach of or default under any agreement or other instrument to which the Customer is a party or is subject or (iii) (if the Company is a company) contravene any provision of the Customer’s incorporation or constitutional documents;

(i)	no material litigation, arbitration or administrative proceeding is taking place, pending or, to its knowledge, threatened against the Customer or any of its business, assets or financial condition or its ability to perform its obligations under this Agreement or the Relevant Documents;

(j)	the obligations of the Customer under any loan, facility or accommodation made available by the Bank will at all times rank at least pari passu with all present and future obligations of the Customer,

(k)	the Customer is not, nor with the giving of notice or lapse of time or satisfaction of any other condition or any combination thereof would it be, in breach of or in default under any agreement relating to financial indebtedness to which it is a party or by which it may be bound;

(l)	all information supplied in writing to the Bank by or on behalf of the Customer in respect of the Customer under or in connection with this Agreement and the Relevant Documents is true, complete and accurate in all material respects and not misleading or does not omit any material facts and all reasonable enquiries have been made to verify the facts contained in this Agreement and the Relevant Documents and there are no other facts the omission of which would make any fact or statement therein misleading,

(m)	no Security Interest exists over all or any of the present or future revenues or assets of the Customer other than those created under the security documents or disclosed to the Bank in writing, prior to the date of this Agreement;

(n)	there is and will be no material adverse change in the financial condition of the Customer, and

(o)	the above representations shall be repeated by the Customer at all times when there are any sums owing and/or payable under any loan, facility or accommodation.

8.	UNDERTAKINGS AND FURTHER ASSURANCES

8.1	The Customer undertakes with the Bank that it will, if applicable:

(a)	(if the Customer is a company) promptly provide the complete and updated constitutional documents of the Customer together with any amendments made from time to time;

(b)	(if the Customer is a firm or company) supply to the Bank certified true copies of its latest (where applicable, audited) financial statements (consolidated in the case of the Customer having subsidiaries) and such other information concerning the Customer as the Bank may reasonably request;

(c)	(if the Customer is a firm or company) promptly notify the Bank upon any change in the shareholding or control or partners of the Customer;

(d)	promptly notify the Bank and supply any information regarding any significant changes in the financial condition or any change in the character, extent or nature of the business of the Customer;

(e)	promptly notify the Bank upon becoming aware of the occurrence of any events or circumstances which may adversely affect the financial condition of the Customer or the Customer’s ability to discharge its payment obligations or perform its other obligations under this Agreement or under any agreement or in respect of any transaction;

(f)	upon becoming aware of any pending or potential claims, proceedings or actions against the Customer, promptly deliver to the Bank details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined, have a material adverse effect on it;

(g)	not convey, assign or transfer the whole or any part of the Customer’s assets which are subject to the security to the security documents executed in favour of the Bank without the prior written consent of the Bank;

(h)	apply the proceeds of loan and the flow of borrowing money in compliance with the relevant laws and regulations;

(i)	not do, cause or permit to be done anything which may in the opinion of the Bank, in any way depreciate, jeopardise or otherwise prejudice the value to the Bank (whether monetary or otherwise) of the whole or any part of the assets of the Customer which are subject to the security documents executed in favour of the Bank without the prior written consent of the Bank; and

(j)	do and shall use its best endeavours to procure any third party to do whatever is necessary;

(i)	to perfect and preserve and to ensure the Bank obtains the full benefit of the Bank’s rights, powers and interests under this Agreement and any security given to secure any moneys, liabilities or obligations owing and/or payable by the Customer to the Bank from time to time; and

(ii)	to give effect to this Agreement and any other agreements or transactions contemplated by this Agreement.

8.2	The Customer confirms that it does not have any relationship with any of the directors or employees of the Bank or any member of the China Minsheng Banking Group. If any credit or other facilities granted by the Bank to the Customer are secured by any guarantee or security provided by any third party (the “Security Provider”), the Customer confirms that the Security Provider is not so related. The Customer further agrees and undertakes that if the foregoing is not true and correct or it or any Security Provider becomes related with any of the directors or employees of the Bank or other members of the China Minsheng Banking Group, the Customer shall promptly notify the Bank in writing.

9.	POWER OF ATTORNEY

9.1	The Customer, by way of security, irrevocably, unconditionally and severally appoints the Bank and any persons deriving title under it to be the attorney for the Customer or otherwise, without any reference to or consent from the Customer to sign, seal, execute, deliver and perfect all agreements and to take any action which the Customer is obliged to take under this Agreement, including under paragraph (j) of Clause 8. The Customer ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

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9.2	The power of attorney hereby created is granted irrevocably and for value to secure proprietary interests of the Bank and the performance of obligations owed by the Customer within the meaning of Section 4 of the Powers of Attorney Ordinance (Cap. 31. Laws of Hong Kong).

10.	EVIDENCE AND CALCULATIONS

Any certificate or determination of the Bank as to any rate of interest, rate of exchange or any other amount payable under this Agreement is, in the absence of manifest error. conclusive evidence of the matters to which it relates and shall be binding on the Customer.

11.	FOREIGN CURRENCY TRANSACTIONS

11.1	Currency conversion: If in any foreign currency transaction entered into between the Bank and the Customer, the Bank has made a payment in one currency (the “first currency”), the Customer shall settle such transaction on the agreed date (the “Settlement Date”) in such other currency (the “second currency”) as is agreed between them by paying to the Bank an amount in the second currency equivalent to the amount paid by the Bank calculated at the Bank’s spot rate of exchange prevailing at such time on the Settlement Date as the Bank may in its absolute discretion determine for the purchase of the first currency with the second currency.

11.2	Payments on behalf of the Customer: In any foreign currency transaction entered into by the Bank on behalf of the Customer, the Bank is not obliged to pay an amount in one currency to or to the order of the Customer on any agreed Settlement Date unless and until the Bank has received from the customer on the Settlement Date the agreed amount in such other currency as may be agreed between them.

11.3	Approvals: The customer shall obtain all necessary authorisations for any foreign currency transaction with the Bank and the Customer agrees that performance of the Bank’s obligations in respect of such transaction is at all times subject to compliance in such manner as the Bank may think fit with any exchange control or other restrictions or rules from time to time in force in any relevant jurisdiction.

11.4	Currency indemnity:

(a)	If the Bank receives an amount in respect of the Customer’s liability to the Bank or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable:

(i)	the Customer shall fully indemnify the Bank as an independent obligation against any loss or liability arising out of or as a result of the conversion:

(ii)	if the amount received by the Bank, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Customer shall forthwith on demand pay to the Bank an amount in the contractual currency equal to the deficit; and

(iii)	the Customer shall pay to the Bank forthwith on demand any exchange costs and taxes payable in connection with any such conversion.

(b)	The Customer waives any right it may have in any jurisdiction to pay any amount owing to the Bank in a currency other than that in which it is expressed to be payable.

11.5	RMB Transactions: Unless otherwise agreed by the Bank in writing, no cash transactions may be effected in RMB. Any transaction which involves the making of a payment in RMB will, unless the Bank otherwise agrees, may only be made, or as the case may be settled, either (a) by electronic transfer of such amount in RMB or (b) (at the discretion of the Bank) by payment in cash or electronic transfer of an equivalent amount in HK Dollars or such other currency as the Bank may select (converted into HK Dollars or such other currency at the Bank’s spot rate of exchange between such currencies).

12.	INDEMNITY

12.1	The customer shall fully indemnify the Bank against all costs, expenses or losses, claims, demands and other liabilities reasonably incurred by the Bank in connection with this Agreement or any transaction contemplated by this Agreement, other than those liabilities or losses arising directly from the Bank’s gross negligence or willful misconduct.

12.2	The Customer shall, immediately upon request by the Bank, appear in and defend at its own cost and expense any action which may be brought against the Bank in connection with this Agreement.

13.	EXONERATION

13.1	The Bank shall not be liable to the Customer for any action taken or not taken by it under this Agreement unless directly caused by the Bank’s gross negligence or willful misconduct.

13.2	Notwithstanding that the Customer may have given instructions to the contrary, the Bank shall not be liable to the Customer for any loss or damage which may be caused by the Bank acting in accordance with applicable laws, regulations or rules (including rules and regulations of the various payment systems), or with the terms of the Bank’s agreements with other banks or financial institutions regarding the transaction of business with those banks or institutions.

14.	FEES AND EXPENSES

14.1	The Customer shall forthwith upon demand pay to the Bank handling fees, arrangement fees, commission fees, commitment fees and other fees as the Bank may determine and charge to the Customer at such rates and on such terms notified by the Bank from time to time.

14.2	The Customer shall pay to Bank, immediately on demand, all costs and expenses (including legal fees of both internal and external legal advisers on a full indemnity basis and out-of-pocket expenses) incurred in connection with the negotiation, preparation, execution, implementation, enforcement or perfection or preservation of rights under this Agreement or any security provided by the Customer or any third party in respect of the Customer’s obligations to the Bank.

15.	ASSIGNMENT

15.1	This Agreement shall enure to the benefit of the Bank and shall be binding upon the Bank and the Customer. The Customer shall not assign or transfer any of its rights, interests and/or obligations under this Agreement and any security documents to which the Customer is a party in the absence of the prior written consent of the Bank.

15.2	The Bank may at any time upon written notice to the Customer, assign and/or transfer all or any part of its rights and/or obligations under this Agreement, any Relevant Document, facility letter and any security documents to any third party and for such purposes, the Bank shall be entitled to make disclosure on a confidential basis of information about the Customer and any Relevant Document, facility letter and security documents to which the Customer is a party. The Customer hereby undertakes to take all necessary actions, and execute all documents reasonably required by the Bank in connection with any such assignment or transfer or refrain from taking such action us the Bank may reasonably require.

15.3	The Customer’s obligations under this Agreement will not be affected by any change in the name or constitution of the Bank or any successor, assignee or transferee.

16.	WAIVERS

The rights of the Bank under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

17.	SUSPENSE ACCOUNT

17.1	Notwithstanding any provision in this Agreement, any amount received or recovered by the Bank in respect of any sum payable by the Customer under or in connection with this Agreement may be placed by the Bank to the credit of a suspense account in order to preserve the Bank’s rights to prove for the full amount of the Bank’s claims against the Customer or any third party in the event of any proceedings in or analogous to bankruptcy, insolvency, winding-up, liquidation or composition in respect of any amount owed and/or payable to the Bank.

17.2	The Bank may at any time and from time to time apply all or any monies held in any suspense account in or towards satisfaction of such obligation or liability of the Customer as the Bank may, in the Bank’s absolute discretion, from time to time, conclusively determine.

18.	SET-OFF AND LIEN

18.1	The Bank is hereby irrevocably and unconditionally authorized, to set off and appropriate and apply any credit balance of the Customer on any account(s) with the Bank at any of its branches in or towards satisfaction of any sum(s) then due by the Customer to the Bank under this Agreement or any agreement in respect of any facilities from time to time granted to the Customer.

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18.2	If the obligations referred to in Clause 18.1 are in different currencies, the Bank is authorized to convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

18.3	If any of the obligations referred to in Clause 18.1 is unliquidated or unascertained, the Bank may set off an amount estimated by it in good faith to be the amount of that obligation.

18.4	The Bank is authorized to exercise a lien over all property of the Customer coming into the possession or control of the Bank for custody or any other reason and whether or not in the ordinary course of banking business, with power for the Bank to sell such property and apply the net proceeds thereof in or towards discharge or satisfaction of any moneys, liabilities or obligations owing and/or payable by the Customer to the Bank.

19.	DATA PROTECTION

19.1	Any personal data (as defined in the Personal Data (Privacy) Ordinance (Cap. 486, Laws of Hong Kong) which the Customer provides to the Bank shall be treated in accordance with the Bank’s notification in connection with Personal Data (Privacy) Ordinance from time to time provided to the Customer and which is incorporated in this Agreement by this reference.

19.2	The Customer acknowledges and agrees that the Bank may disclose and transfer from time to time all information in connection with this Agreement or other information in respect of the Customer’s accounts and business with the Bank, provided to the Bank by the Customer or otherwise know to the Bank (including personal data) (“Customer Information”) to other branches and offices of the Bank and to any member of the China Minsheng Banking Group. The Customer further consents to the disclosure of Customer Information by the Bank or any other member of the China Minsheng Banking Group if required or permitted to do so by any law, regulation, court order or any regulatory authority in any jurisdiction.

19.3	Clause 19.1 does not apply if the Customer is a limited liability company.

20.	JOINT AND SEVERAL LIABILITY

20.1	When there is more than one Customer signing this Agreement, the liability and obligations of each Customer are joint and several.

20.2	Each of the Customers agrees to be bound by this Agreement notwithstanding that any others who were intended to sign or to be bound by this Agreement may not do so or be effectually bound hereby and notwithstanding that this Agreement may be invalid or unenforceable against any one or more of the Customers whether or not the deficiency is known to the Bank.

20.3	The Bank shall be at liberty to release, compound with or otherwise vary or agree to vary the liability of, or to grant time or indulgence to, or make other arrangements with, any one or more of the Customers without prejudicing or affecting its rights, liabilities and remedies against any other Customer.

21.	CONDITIONAL RELEASE

Any release, discharge or settlement between the Bank and the Customer shall be conditional upon no security, disposition or payment to the Bank by the Customer or any other person being avoided, set aside, reduced or required to be repaid pursuant to any provisions or enactments relating to bankruptcy, liquidation, winding-up, insolvency or circumstance analogous to the foregoing events (whether or not having the force of law) and, in any such event, the Bank shall be entitled to recover the value or amount of any such security or payment from the Customer by enforcing this Agreement as if such release, discharge of settlement had not occurred and any such payment had not been made.

22.	NOTICE TO CUSTOMER

22.1	All notices or other communications in connection with this Agreement are to be sent at the Customer’s risk. The Bank does not assume any responsibility for any inaccuracy, interruption, error or delay or total failure in transmission or delivery by post, facsimile or other written form of electronic communication.

22.2	All notices or other communications from the Bank to the Customer under this Agreement must be in writing and may, without prejudice in any other form of delivery, be delivered personally or sent by post or transmitted by facsimile. Any such notice shall be deemed to be given as follows:

(a)	if by letter, when delivered personally or, when sent by prepaid post, two Business Days following that on which it was so posted; and

(b)	if by facsimile, when confirmed by an activity report confirming the facsimile number to which such notice was sent.

22.3	The address and facsimile number of the Customer for all notices under or in connection with this Agreement are:

(a)	those set out in Schedule 2; or

(b)	any other notified by that Customer for this purpose to the Bank by not less than five Business Days’ notice.

22.4	If this Agreement is signed by more than one person as Customer, all notices or other communications from the Bank will be deemed to have been sent to all of them if sent to any one of them.

23.	NOTICE TO THE BANK

Any notice by the Customer to the Bank must be given in writing and may only be sent by personal delivery or by post addressed to the manager of the branch of the Bank through which the relevant banking services are provided to the Customer and shall only be effective when actually received by the Bank.

24.	SEVERABILITY

Each of the provisions of this Agreement is severable and distinct from the others. If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

25.	VARIATION

The Bank may by notice to the Customer vary, amend or supplement the terms and conditions of this Agreement and such variation, amendment or supplement shall take effect as between the Customer and the Bank on the date specified in the notice.

26.	CONFLICT OF TERMS

If there is any conflict or inconsistency between the provisions of this Agreement and any provisions of any agreement between the Customer and the Bank, the latter shall prevail.

27.	CONTINUING VALIDITY

This Agreement shall continue to be valid and binding notwithstanding any change in the Customer’s constitution by amalgamation, consolidation, reconstruction or otherwise.

28.	PARTNERSHIP

28.1	If the Customer is carrying on business in partnership, the terms and conditions of this Agreement shall be binding on each of the present and future partners of such partnership and the partners should be jointly and severally liable. Upon any change in the partners or upon the death, bankruptcy or incapacity of any partner, the Bank shall treat the partners for the time being as having full power and authority to carry on the business of the Customer and to deal with its assets as if there had been no such change, death, bankruptcy or incapacity.

28.2	The dissolution of the partnership for any reason shall not affect the liabilities of the Customer as partner(s) until the Bank receives written notice from the Customer to such effect but no notice shall affect the Customer’s liability for any transaction made with the Bank prior to the Bank’s receipt of such notice.

28.3	Upon the death of a partner, the liability of the estate of the deceased partner to the Bank shall cease only with regard to transactions made with the Bank subsequent to the receipt by the Bank of written notice of the death of the deceased partner.

29.	TRADE FINANCE TRANSACTIONS

In addition to the provisions herein, the provisions set out in Schedule I shall apply to any trade finance contract or transaction which may be entered into from time to time between the Bank at its sole discretion and the Customer or any other person at the request and direction of the Customer. Schedule 1 to this Agreement forms part of this Agreement unless the Customer otherwise specifies in Schedule 2.

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30.	NO OBLIGATION TO PROVIDE CREDIT

Nothing in this Agreement obliges the Bank to give or to continue to give any credit, banking facilities, accommodation or services to the Customer or to enter into any trade finance transactions or financial transactions or other transactions with the Customer.

31.	INTERPRETATION AND DEFINITIONS

31.1	In this Agreement:

(a)	“affiliate” means, in respect of the Bank, any of its subsidiaries or associated companies or holding companies or any subsidiary or associated company of that holding company;

(b)	“authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

(c)	“Business Day” means a day (other than Saturday, Sunday or public holiday) on which banks are open for general business in Hong Kong;

(d)	“China Minsheng Banking Group” means the Bank and its affiliates;

(e)	“HK Dollars” means the lawful currency for the time being of Hong Kong;

(f)	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

(g)	“Relevant Document” means all other documents relating to any transaction pursuant to this Agreement; and

(h)	“RMB” means the lawful currency for the time being of the People’s Republic of China (excluding Hong Kong, the Macau Special Administrative Region and Taiwan);

(i)	“Security Interest” means any mortgage, charge, assignment, transfer, disposal, pledge, lien, rights of set-off, arrangement for retention of title or hypothecation or trust arrangement for the purpose of, or which has the effect of, granting or conferring security.

31.2	In this Agreement:

(a)	each of the rights, powers and remedies given to the Bank by this Agreement are in addition to all other rights, powers and remedies given to it or by virtue of any other security, statute or rule of law;

(b)	the liabilities and obligations of the Customer to the Bank include all its past, present and future, actual and contingent liabilities and obligations to the Bank; and

(c)	a document is a reference to that document as amended or supplemented.

31.3	This Agreement is a continuing agreement and all the rights, powers and remedies under this Agreement shall apply to all the Customer’s obligations to the Bank notwithstanding any event affecting the capacity of the Customer to be bound by this Agreement.

31.4	Unless contrary indication appears, any reference to this Agreement to:

(a)	a Clause or Schedule is a reference to a clause of or schedule to this Agreement and each Schedule shall form part of this Agreement;

(b)	a paragraph is, unless otherwise stated, a reference to a paragraph of the Clause in which the reference appears;

(c)	a person includes an individual, a company, partnership or body unincorporated and its successors and assigns;

(d)	words importing the singular include the plural and vice versa and words denoting the neuter gender includes all genders;

(e)	“including” or “includes” means including or includes without limitation;

(f)	“assets” includes any present and future properties, revenues and rights of every description;

(g)	“this Agreement” or any other agreement or instrument is a reference to this Agreement or other agreement or instrument as amended, supplemented, novated and/or replaced from time to time; and

(h)	a provision of law is a reference to that provision as amended or re-enacted.

31.5	The clause headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

31.6	If this Agreement is executed by two or more persons as Customer, any reference to “Customer” shall he deemed to refer to all such persons or if the context requires, any one or more of them.

31.7	Where the customer is a sole proprietorship or a partnership, the expression “the Customer” shall include the sole proprietor or all and each of the partners who constitute the Customer for the time being. The liabilities and obligations of each partner (who constitutes the Customer) under this Agreement shall be joint and several. If any person is admitted to become a partner in the Customer, the Customer shall procure that such new partner shall undertake to adopt and be bound by the terms of this Agreement as if it had originally been a party hereto and sign any documents or agreements as the Bank may require for this purpose

32.	GOVERNING LAW

This Agreement is governed by and construed in accordance with the laws of Hong Kong.

33.	JURISDICTION

33.1	The Customer agrees that the courts of Hong Kong have jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the non-exclusive jurisdiction of the Hong Kong courts.

33.2	If the Customer is not ordinarily resident in Hong Kong nor a company incorporated under the laws of Hong Kong nor a foreign company registered under Part XI of the Companies Ordinance (Cap.32. Laws of Hong Kong), without prejudice to any other mode of service, the Customer.

(a)	irrevocably appoints a company incorporated in Hong Kong and specified in Schedule 2 as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Agreement.

(b)	agrees that failure by a process agent to notify the Customer of the process shall not invalidate the proceedings concerned: and

(c)	agrees that if the appointment of any company mentioned in paragraph (a) above ceases to be effective, the Customer shall immediately appoint another company incorporated in Hong Kong to accept service of process on its behalf in Hong Kong and, failing such appointment within 15 days, the Bank is entitled to appoint such company by notice to the Customer.

34.	GOVERNING VERSION

This Agreement is executed in English and the Chinese translation of it is for reference only. The English version of this Agreement is the governing version and shall prevail whenever there is any discrepancy between the English version and the Chinese translation of it.

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SCHEDULE 1

TRADE FINANCE TRANSACTIONS

1.	Scope of Application

1.1	The provisions in this Schedule shall apply to any facility or accommodation as the Bank may, at its discretion, extend or continue to extend to the Customer or to any other person at the request of the Customer from time to time by way of loans, discounts, overdrafts, advances against bills and/or documents, negotiation or collection of bills and/or documents, the issue, confirmation or transfer of a documentary credit the “Documentary Credit”) or a standby letter of credit (“Standby Credit”), the issue of a shipping guarantee or other dealings (collectively the “Trade Finance Facilities”) concerning goods, services and/or obligations to which Documents relate (respectively, “Goods”, “Services” and “Obligations”), in each case to such extend and in such manner as the Bank, may think fit.

1.2	“Documents” means all bills, promissory notes and other instruments used for obtaining the payment of money, invoices, documents of title, transportation documents, warehouse receipts, insurance policies and other documents relating to Goods and stipulated documents under any Documentary Credit or Standby Credit or otherwise, which Goods and/or documents are in the name possession or control of the Bank or held by or to the order of the Bank, whether for custody or any other reason and whether or not in the ordinary course of banking business.

1.3	The terms and conditions in this schedule shall be subject to such other terms and conditions which the Bank may specify in relation to any individual Documentary Credit or Standby Credit or any particular Trade Finance Facilities.

1.4	Each Documentary Credit shall be subject to the Uniform Customs and Practice for Documentary Credits published by the International Chamber of Commerce (“ICC”) as are in effect from time to time (“UCP”). Each Standby Credit may be subject to UCP and/or the International Standby Practices published by ICC as are in effect from time to time (“ISP”) to be agreed between the Bank and the Customer from time to time. For matters not addressed by UCP or ISP, such Documentary Credit shall be subject to and governed by the laws of Hong Kong.

1.5	Each collection shall be subject to the International Chamber of Commerce Uniform Rules for Collections as are in effect from time to time (“Rules for Collections”).

1.6	In the event of any conflict between this Schedule and the UCP and/or ISP and/or Rules for Collections, this Schedule shall prevail.

2.	Documentary Credit or Standby Credit

2.1	The Bank is authorized to accept and pay all drafts and documents drawn or purporting to be drawn and presented or negotiated under each Documentary Credit or Standby Credit.

2.2	The Bank may, at its sole discretion restrict negotiations under any Documentary Credit or Standby Credit to its own offices or to any correspondent or agent of its choice and, in such a case, the Bank is authorized to accept and pay all documents drawn or purporting to be drawn on any such office, correspondent or agent.

2.3	Neither the Bank nor its agents or correspondents shall be in any way responsible for the existence, description, quality, quantity, value fitness or delivery of any Goods shipped or delivered under any Documentary Credit or Standby Credit opened on the Customer’s application, nor for the correctness, genuineness, regularity or validity of any Documents presented under such Documentary Credit or Standby Credit, nor for general or particular conditions stipulated in any such Documents, nor for any delay or deviation from instructions in regard to shipment of such Goods and no obligation of the Customer to the Bank in respect of such Documentary Credit or Standby Credit shall be affected thereby.

2.4	The Customer agrees (a) that the Bank does not warrant or represent to the Customer as to the enforceability or effectiveness of any terms or requirements incorporated in any Documentary Credit or Standby Credit opened on the Customer’s application nor shall the Bank has any duty to ascertain the enforceability or effectiveness of such terms and requirements and give the Customer any opinion thereon before incorporating them in any such Documentary Credit or Standby Credit; and (b) that the Bank shall have no duty whatever to inform the Customer the existence of all or any uncertainty or ambiguity in the Customer’s instructions in relation to the opening of any such Documentary Credit or Standby Credit notwithstanding that without the Bank’s notification, the Customer may not be aware of such uncertainty or ambiguity.

2.5	The Bank shall not be responsible other than the exercise of reasonable care in respect of any Goods, Documents or items in the its possession and shall not be liable in any way whatever for the default or negligence of any agent or correspondent selected by the Bank or for any loss in transit.

2.6	The Customer shall, as applicable, accept all documents presented and pay the Bank not later than the applicable date an amount equal to the amount due under any Documentary Credit or Standby Credit.

2.7	The Customer shall pay to the Bank immediately on demand a commission at such rate(s) as the Bank may from time to time prescribe in connection with each Documentary Credit or Standby Credit.

2.8	The presentation of documents under a Documentary Credit or Standby Credit shall be in compliance with its terms if they purport to be in order and, taken as a whole, contain the description of the relevant Goods. Services and/or Obligations.

2.9	This Schedule shall also apply to any Documentary Credit or Standby Credit extended or amended at the request and direction of the Customer.

2.10	The Bank shall at its sole discretion be entitled to terminate any Documentary Credit or Standby Credit other than an irrevocable Documentary Credit or Standby Credit.

3.	Export Documents

3.1	The Customer shall pay the Bank not later than the applicable date an amount equal to the amount due under bills negotiated or endorsed by the Bank, whether or not drawn under a Documentary Credit or Standby Credit, which are dishonoured or not paid on their due date(s). Non-payment shall be deemed to have occurred if the Bank has not on their due date(s) received unconditionally the whole sum due. The Bank shall have full recourse against the Customer in these cases irrespective of the reason for dishonor or non-payment.

3.2	The Customer shall also reimburse the Bank immediately on demand for advances or Trade Finance Facilities made against any documents which have not been duly taken up on presentation or in respect of which payment has not been duly made the Bank.

3.3	The Bank is authorized, at its sole discretion and on such conditions as it thinks fit from time to time, in relation to any bill, whether or not drawn under a Documentary Credit or Standby Credit:

(a)	to take conditional acceptances and/or acceptances for honour and/or to extend the due date(s) for payment,

(b)	to accept payment from the drawees or acceptors before maturity under rebate or discount;

(c)	to accept part payment before maturity and to deliver a proportionate part of the Goods to the drawees or acceptors of the bills or the consignees of the Goods,

(d)	to deliver up the shipping or other documents relating to any till only upon payment in full or part payment of such bill, notwithstanding that such procedure may be contrary to the previous instructions of the Customer, if the Bank, its offices, correspondents or agents deem it advisable;

(e)	at the request of the drawees, to delay presentation of any bill for payment or acceptance, without prejudicing or affecting the liabilities of the Customer to the Bank in respect of such bill, unless the Bank has received prior explicit instructions from the Customer to the contrary;

(f)	to protest any bill which is dishonoured and to take any other steps which the Bank may consider necessary or desirable to protect its rights and interest in such bill; and

(g)	to institute proceedings and to take steps for the recovery from the acceptors or endorsers of any bill of any amount due in respect of such bill, despite the Bank having debited the account of the Customer with the amount of such bill.

4.	Collections

4.1	If the Bank is requested to make a collection, the Bank is authorized to treat the service as subject to and conditional upon collection and actual receipt by the Bank of full payment of the relevant bill, draft or document,

4.2	In the absence of such collection and receipt by the Bank the Customer will reimburse the Bank, immediately on demand, for any and all amount due in respect of such service.

4.3	All items not payable at the Bank’s office would be sent to the Bank for transmission at the sole risk of the Customer and may be transmitted by mail or other means, directly or via any of the Bank’s offices, correspondents or agents to the drawee, maker or paying agent for payment in cash, credit for acceptance or certification or in such other manner as the Bank may agree from time to time.

4.4	The Customer expressly acknowledges and confirms that any collection is subject to final payment in cash (or in such other manner as the Bank may agree from time to time) and the Bank is required to credit the Customer’s account only after the Bank has received such payment. If final payment and cash (or such other manner as agreed by the Bank from time to time) is not received for whatever reason, the Bank is entitled to charge back and recover such amount from the Customer and the Customer undertakes to reimburse the Bank such amount immediately on demand together with any and all charges, costs and expenses (including legal expenses on a full indemnity basis) certified as being incurred by the Bank in relation to the transaction.

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4.5	In addition, where the collection is to be made by the Bank under any bill, draft or document, the Bank shall have no duty whatsoever to examine and see whether the documents and/or drafts received from the Customer meet the requirements of the relevant bill, draft or document. If the Bank accepts the Customer’s request to check the documents and/or drafts, the Bank will only check them on a “no responsibility” basis notwithstanding payment of any fee to the Bank for doing so by the Customer. The Customer expressly acknowledges and agrees not to hold the Bank liable in any manner whatsoever, whether in contract or in tort, if the documents and/or drafts checked by the Bank do not meet the requirements of the relevant bill, draft or document.

5.	Advances

5.1	The Bank is hereby authorized to open in its books one or more accounts in the Customer’s name to be designated “Advance Account(s)”, or such other designation (if any) as the Bank may see fit to give such account or accounts, and to charge to such account or accounts all drafts drawn on the Bank by the Customer and all advances of every kind and nature which the Bank may make to the Customer or at the Customer’s request.

5.2	On the Bank’s delivery of any Goods or Documents relating to goods into the Customer possession, the Customer shall execute and deliver to the Bank a trust receipt in relation thereto in such form as may be acceptable to the Bank, together with such other documents as the Bank may require.

5.3	Where any application in made by the Customer to the Bank for a pre-export loan, the Customer undertakes to present to the Bank the Documents and/or drafts for negotiation properly drawn and conforming to the terms of the letter of credit referred to in such application as soon as available and in any case not later than the date fixed in the Customer’s application as approved by the Bank. In the event that the required Documents and/or drafts are not delivered to the Bank upon such date, the Customer shall immediately repay the advance to the Bank in full.

6.	Part Shipment

Unless the Bank receives from the Customer instructions in writing to the contrary;

(a)	part shipment only of the goods to which the Documentary Credit or Standby Credit relate may be made, and

(b)	where certain shipment instalments are not made within their designated periods, shipment of subsequent instalments within their designated periods may still be made,

and the Bank and/or its agents may, but shall not obliged to, honour the drafts to which the shipments referred to above relate.

7.	Discrepancies in Documents

7.1	If, at the request of the Customer, the Bank, its officers, correspondents or agents countersign or issue any guarantee or indemnity covering discrepancies between the Documents actually presented under the terms of a Documentary Credit or Standby Credit and the relative terms of such Documentary Credit or Standby Credit, the Customer shall pay to the Bank immediately on demand any moneys and liabilities whatsoever which may be claimed or demanded from and paid by the Bank, its officers, correspondents and/or agents by reason of having countersigned or issued such guarantee or indemnity. Subject to any applicable laws and regulations, the Bank shall be under no duty to the Customer to verify the contents of such Documentary Credit or Standby Credit actually presented.

7.2	The Bank reserves its light to reject any discrepancy(ies) in Documents presented under any Documentary Credit or Standby Credit issued or confirmed by the Bank notwithstanding acceptance of such discrepancy(ies) by the Customer, and the Customer undertakes not to communicate any waiver of discrepancy(ies) to any third party without the prior written consent of the Bank.

8.	Shipping Guarantees

If the Bank shall, at the request of the Customer, countersign any letter of indemnity or letter of guarantee to shipping companies or forwarding agents for taking delivery of Goods (to which the Customer claims to be entitled) without production of the relevant bill(s) of lading or other document(s) of title or otherwise, the Customer hereby agrees that the following terms shall apply in respect of each such letter:

(a)	the Bank is authorised to honour by acceptance and/or by payment any draft drawn under the relevant Documentary Credit and/or Documents, notwithstanding the absence of required accompanying documents or any defects or discrepancies in the accompanying documents and even if such Goods or any part thereof are unacceptable to the Customer for any reasons whatsoever;

(b)	the Customer shall pay the Bank a commission at such rate as the Bank may from time to time prescribe during the existence of such letter;

(c)	the Customer shall remain liable to the Bank hereunder until the Bank has been fully, absolutely and unconditionally released and discharged from all its obligations under any such letter;

(d)	the Bank may from time to time, without making prior demand, debit to the Customer’s account(s) with the Bank all sums which may be paid by it or any of its correspondents or agents under or in connection with such letter; and

(e)	the Customer undertakes to deposit with the Bank immediately on demand any amount for which the Bank may become liable to pay from time to time under or in connection with such letter.

9.	Interest in the Goods

The Customer hereby irrevocably and unconditionally undertakes and warrants to the Bank that the Documents, the Goods and the proceeds thereof shall be in the sole beneficial ownership of the Customer, free from Security Interests or other encumbrances and claims, except for the pledge and/or other security created in favour of the Bank pursuant to this Schedule.

10.	Security

10.1	In consideration of the Bank granting or continuing to make available the Trade Finance Facilities, the Bank shall have a pledge, by way of security, on the Documents and/or the Goods until (i) all the moneys in any and all currency(ies) owing and/or payable by the Customer to the Bank at any time, actually or contingently, in any capacity, alone or jointly with any other person, (ii) all interest thereon (both before and after any demand or judgment), to the date on which the Bank receives unconditional payment, at the rate(s) payable by the Customer or which would have been payable but for any circumstance which restricts payment, (iii) any and all expenses of the Bank in making payment under this Schedule on behalf of the Customer (but without the Bank being under any obligation to do so) as a result of failure by the Customer to make such payment when due and (iv) all expenses of the Bank in enforcing this Schedule on a full indemnity basis have been paid in full or absolutely discharged.

10.2	The pledge shall be a continuing security and enforceable in addition to and not affected by the existence of any other security (whether given by the Customer or otherwise) now or from time to time held by the Bank in respect of or in connection with indebtedness owing and/or payable by the Customer to the Bank from time to time. Any restriction on the right of consolidating securities shall not apply to the pledge.

10.3	The Bank shall be entitled to enforce the pledge and may, without demand, notice, legal process or any other action with respect to the Customer or any other person, realise, deal with, sell, negotiate or otherwise dispose of all or some of the Documents and the Goods, at any time and in any way it deems expedient, free from any restrictions and claims and the Bank shall not be liable for any loss or damage arising out of such realisation, dealing, sale, negotiation or disposal if:

(a)	there is a default in acceptance or payment of any Document;

(b)	the Customer has failed to pay any amount owing and/or payable to the Bank when due or is in default in complying with any of the terms of this Schedule or a trust receipt (or such other documents having the same purpose) relating to Goods;

(c)	the Customer or any drawee or acceptor of a Document is unable or admits to being unable to pay its debts as they become due or is subject to any proceedings in or analogous to insolvency, bankruptcy or liquidation or if legal process is applied for, levied or enforced against the Documents and/or the Goods or any other assets of the Customer;

(d)	any of the assets of the Customer shall be seized or subject to execution under any judgment or subject to receivership;

(e)	any action is threatened or taken which might prejudice the Bank’s interest in and rights against the Documents and/or the Goods; or

(f)	the Bank considers it desirable to sell the Goods.

10.4	The Customer shall pay the costs of such realization, dealing, sale, negotiation or disposal.

10.5	The Customer shall immediately upon demand pay any deficiency which may remain owing to the Bank after such realisation, dealing, sale, negotiation or disposal.

10.6	The Customer hereby irrevocably and unconditionally assigns to the Bank any rights which the Customer may have as the unpaid seller of Goods.

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11.	Release of Pledged Goods

If Documents and/or Goods are released to the Customer or to its order, they shall be held by the Customer (or any other person to its order) exclusively for the purpose of their sale or other disposition approved by the Bank on normal trade terms at market value and, in such event (whether or not a trust receipt or such other documents having the same purpose is signed on delivery), the Documents, Goods and the proceeds thereof shall be held on trust for the Bank and solely to its order. All such proceeds shall be kept separate, shall be paid to the Bank immediately upon receipt and the Bank is authorised to demand and/or receive such proceeds from any person without reference to or further authority from the Customer.

12.	Undertakings

12.1	The Customer hereby irrevocably and unconditionally undertakes to the Bank:

(a)	to insure the Goods, at its own expense, for their full value against all insurable risks in such manner as the Bank may require and, if so requested by the Bank, will arrange for the Bank’s interest in the Goods to be endorsed on the relevant policy and direct the insurer to make payment direct to the Bank in respect of any damage or loss;

(b)	to promptly make payment to the Bank of all insurance proceeds received by it in respect of Goods and, pending payment, will hold such proceeds on must for the Bank;

(c)	to endorse the Documents in favour of the Bank, deliver and deposit the Documents with the Bank or to its order and note in its records the interest of the Bank in the Documents and the Goods;

(d)	to pay all costs and expenses of and incidental to the delivery, transportation and storage of the Goods;

(e)	to promptly inform the Bank of any event of which if becomes aware which may adversely affect the ability of a buyer to complete the purchase and accept delivery of Goods;

(f)	to procure the prompt release of the Bank from any guarantee, indemnity, other commitment or security which the Bank may have provided in respect of Documents and/or Goods;

(g)	not to create or permit to subsist any Security Interests or attempt to otherwise encumber, transfer, sell, dispose of or otherwise deal with the Documents and/or the Goods except as directed by or with the prior consent of the Bank in writing;

(h)	to keep the Goods separate from any other property of the Customer or other persons and ensure such Goods are clearly marked;

(i)	not to permit Goods to be processed or altered without the prior written consent of the Bank;

(j)	not to take any action which might prejudice the value, condition, quality or quantity of the Goods and/or the effectiveness of the pledge and this Schedule;

(k)	to obtain and maintain in full force, validity and effect all necessary licences for the import or export or shipment of Goods or any governmental and other approvals. authorities, licences and consents required under this Schedule; and

(l)	to comply with all foreign and domestic governmental regulations in relation to the shipment of Goods or the financing.

12.2	The Customer further undertakes that, at the request of the Bank, it shall:

(a)	provide such information and/or documents concerning paragraphs (k) and (l) of Clause 12.1 of this Schedule as the Bank may at any time require.

(b)	provide the Bank with such information and/or documents concerning the Documents and the Goods and any proposed sale of Goods as the Bank may require from time to time;

(c)	facilitate the realisation, dealing, sale, negotiation or disposal of the Documents and the Goods by executing or causing to be executed all such documents and the things as the Bank may require for such realization, dealing, sale, negotiation or disposal; and

(d)	from time to time keep the Bank promptly informed of the whereabouts of the Goods and or any change in the condition, quality or quantity of the Goods and, upon the request of the Bank, or make the Goods available to the Bank at a place which the Bank may reasonably designate.

13.	Authorisations

The Customer authorises the Bank:

(a)	to appoint any other person as its correspondent, nominee or agent in connection with any Trade Finance Facilities and the Bank may delegate any of its powers under this Schedule to such person;

(b)	to take such steps and to make such payments as it considers necessary and appropriate, at the sole cost of the Customer, to remedy any default by the Customer in compliance with any of its obligations under this Schedule;

(c)	to insure the Goods to their full value against all insurable risks if the Customer shall fail to do so;

(d)	to land and store Goods and to arrange for their shipment;

(e)	to enter any premises at any time for the purpose of inspecting and/or securing possession or custody of the Goods and to take such steps as the Bank may at its sole discretion consider necessary or desirable to protect its interest in the Goods;

(f)	to notify any other person of its interest in the Documents and the Goods;

(g)	to accept at the Bank’s sole discretion American Institute clauses insurance policies or certificates in any case where any Documentary Credit or Standby Credit is issued in favour of a beneficiary in the United States of America or is to be advised through a correspondent or agent in the United States of America.

(h)	to make payment immediately when due or on demand under any Documentary Credit or Standby Credit, guarantee, indemnity or other commitment or security which the Bank may have provided in respect of Documents, Goods, Services and/or Obligations without reference to or further authority or consent from the Customer or any other person, without enquiry as to the validity or otherwise of any document, claim or demand (irrespective of any dispute by the Customer) and payment by the Bank shall be binding on the Customer; and

(i)	without prejudice to any other provisions of this Schedule, to debit any account of the Customer with the Bank for any amount referred to in Clause 13(h) at any time after payment by the Bank or any other amount owned by the Customer to the Bank pursuant to this Schedule at any time after the relevant due date.

14.	Foreign Exchange

Subject to the Bank’s agreement, the Customer may request the Bank to open any Documentary Credit or Standby Credit in any currency and elect to repay the Bank in any currency other than the currency in which such Documentary Credit or Standby Credit was opened, calculated at such rate which the Bank determines to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive and binding on the Customer.

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SCHEDULE 2

(FOR GENERAL AGREEMENT BY CUSTOMER(S))

Date of this Agreement:

Details of Customer:

Name(s):	(1) Chief Honour Investment Limited	(2) Capital Melody Limited

Type:	~~Individual/Sole Proprietor~~ / Limited Liability Company / ~~Partnership~~ (Please delete if not applicable)

Address:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Facsimile:

Schedule 1 – Trade Finance Transactions (please see Clause 29):

Schedule 1 – Trade Finance Transactions does not form part of this Agreement:      ______________________________

(if applicable, ALL signatories of the Customer to initial here)

Details of Process Agent of the Customer (if applicable - See Clause 33.2):

Name of Company:

Registered office in Hong Kong:

Facsimile:

Customer

(For use by individual, sole proprietor and partnership customer)

Signed sealed and delivered by the Customer	(1)	C.S.	(2)	C.S.

	(3)	C.S.	(4)	C.S.

Print name(s) of signatory(ies):	(1)	(2)

	(3)	(4)

(For use by corporate customer)

Executed as a deed by the Customer

Signature:	/s/ Hou. Wanchun	C.S.
Common Seal
Name of signatory:	Hou. Wanchun		(Chief Honour)

Signature:	/s/ Li. Qiang

Name of Signatory:	Li. Qiang	C.S.

Witness

Witness’ Signature:	/s/ Cai. Junling
Common Seal
Print Witness’ Name:	Cai. Junling		(Capital Melody)

S.V.	FOR BANK USE
APPROVED BY

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